News Release

For Immediate Release                                                              For Further Information, Contact:
March 19, 2008                           George Lancaster, Hines
                                  713/966-7676
      George_lancaster@hines.com

HINES REIT ACQUIRES RAYTHEON AND DIRECTV BUILDINGS

(LOS ANGELES, CA) – The Los Angeles office of Hines, the international real estate firm, announced today that Hines REIT has acquired the Raytheon and DIRECTV buildings, a two-building office complex in the South Bay submarket in El Segundo, CA, from Newkirk Segair L.P. The seller was represented by Eastdil Secured in the transaction. Hines is the sponsor of Hines REIT, and is responsible for the acquisition, management and leasing of its assets.

The complex is located along Imperial Highway Corridor near the junction of the 405 and 105 freeways in close proximity to the Los Angeles International Airport.  Situated on a 6.14-acre site, the complex comprises 550,579 rentable square feet distributed in two 11-story Class A office buildings, including two levels of office space on top of the 10-story parking garage. The complex was completed in 1976 and features a distinctive mirrored glass façade, state-of-the-art building systems and a landscaped courtyard.

At 100 percent leased, the property is anchored by two tenants, Raytheon’s Space and Airborne Systems, one of the top U.S. defense contractors; and DIRECTV Group, Inc., the largest U.S.-based direct broadcast satellite (DBS) provider.

“We believe that the acquisition of the Raytheon and DIRECTV properties will further enhance the Hines REIT portfolio with the buildings’ superior accessibility, long-term tenancy and Class A office space, which is well suited for the tenant base,” said Charles Hazen, president of Hines REIT.

“Hines has acquired more than 2.6 million square feet valued at more than $1 billion in Los Angeles County within the past 18 months, reaffirming our strong belief in the local real estate markets,” said Hines Senior Vice President Colin Shepherd.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 43 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in 69 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $19.9 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations,  projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.